NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of Global Depositary Shares (each representing 20 Units, each of which consists of three Series B Shares and one Series C Share) (the 'Depositary Shares') of Controladora Comercial Mexicana, S.A. de C.V. (the 'Company') from listing and registration on the Exchange at the opening of business on December 11, 2006. The Company has fallen below the Exchange's continued listing standard regarding 'number of publicly-held shares is less than 600,000.' 1. Section 802.01A of the Exchange's Listed Company Manual states, in part, that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the number of publicly-held shares is less than 600,000.' 2. The Exchange, on November 7, 2006, determined that the Depositary Shares should be suspended from trading before the opening of the trading session on November 7, 2006, and directed the preparation and filing with the Commission of this application for the removal of the Depositary Shares from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on November 7, 2006, and an announcement was made on the "ticker" of the Exchange at the opening and at the close of the trading session on November 7, 2006 of the proposed suspension of trading in the Depositary Shares. Similar information was included on the Exchange's website. Trading in the Depositary Shares on the Exchange was suspended before the opening of the trading session on November 7, 2006. 4. On November 8, 2006, the Exchange received an email from the Company advising that it formally waived its right to a hearing relative to the delisting of the stated Depositary Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 7, 2006.